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                                   EXHIBIT 99

                                  NEWS RELEASE

                                GLAMIS GOLD LTD.

FOR IMMEDIATE RELEASE

Trading Symbol: TSE, NYSE - GLG                               November 14, 1996
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                   U.S. $32,850,000 OFFERING OF COMMON SHARES

Vancouver, B.C., Canada - Glamis Gold Ltd. has entered into an underwriting agreement with a syndicate of Canadian underwriters under which they have agreed to buy, and sell to the public 4,500,000 common shares for a purchase price of U.S.$7.30 per share. There is also an option for the further sale of an additional 500,000 shares on the same terms. The closing of the sale of the common shares is to occur on or about December 5, 1996. The common shares being offered for sale have not been and will not be registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Approximately U.S.$8,400,000 of the net proceeds realized from the offering will be used to repay bank indebtedness which was incurred to fund Glamis' Rand Mine Optimization Program and the balance will be used to partially fund the placing of Glamis' Imperial Project into commercial production.

Glamis is a low-cost gold producer whose shares are listed on the Toronto and New York Stock Exchanges.


On Behalf of the Board of Directors



/s/  J.R. Billingsley
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J.R. Billingsley
Vice President, Administration


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For further information contact:
         Glamis Gold Ltd.
         P.O. Box 49287
         Vancouver, B.C.  V7X 1L3
         (604) 681-3541 * Fax: (604) 681-9306
         Internet:http//www.glamis.com